Exhibit 99.1

Balchem Corporation Reports Adjusted EBITDA of $35.5 Million for First Quarter 2016

New Hampton, NY, May 10, 2016 – Balchem Corporation (NASDAQ: BCPC) today reported for the first quarter 2016 adjusted EBITDA(a) of $35.5 million, compared to $36.1 million in the prior year quarter and $33.7 million sequentially from the fourth quarter 2015. Adjusted EBITDA margin expanded to 26.2% from 24.9% and 25.4% in the prior year quarter and fourth quarter 2015, respectively, and this was a significant contributor to these results in a challenging oil & gas and dairy market environment.

First Quarter 2016 Financial Highlights:

•	Net sales of $135.1 million, a decrease of 6.7% compared to the first quarter of 2015, with the most significant driver of this decline being a $13.6 million reduction in sales in Industrial Products.
•	Without the impact of Albion, record first quarter earnings for our Human Nutrition & Health (formerly SensoryEffects)(b) segment and record first quarter sales and record first quarter earnings for our Specialty Products(c) segment.
•	Adjusted EBITDA margin improved to 26.2% versus 24.9% in the first quarter 2015 and 25.4% sequentially from the fourth quarter 2015 principally due to improved product mix and lower raw material costs.
•	Adjusted earnings per share(a) of $0.58 decreased $0.04 or 6.5% from the prior year.
•	Record first quarter cash flows from operations generated of $29.3 million.

Recent Highlights:

•	Albion International, Inc. integration is progressing on plan and operating results were consistent with expectations.
•	Announced strategic partnership with BASF to leverage the combined technical and commercial capabilities of both companies to bring next generation feed efficiency and health products to the swine industry.

Ted Harris, CEO and President of Balchem said, “Our team has made good progress in the first quarter in both closing the Albion acquisition and progressing the integration efforts. We are pleased with the customer and market response to the acquisition, and in addition, we are already realizing synergies. The results in the first quarter of 2016, particularly in light of the challenging macroeconomic conditions, continue to prove the value of our business model as we improve mix, leverage our supply chain efficiencies and expand margins.”

52 Sunrise Park Road  •  New Hampton, New York 10958  •  Tel. 845.326.5600  •  Fax 845.326.5742  •  www.balchem.com

Balchem Corporation (NASDAQ:BCPC)	2
Results for Period Ended March 31, 2016 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2016	2015
	Unaudited
Net sales	$135,141	$144,862
Gross margin	42,824	43,130
Operating expenses	22,856	18,092
Earnings from operations	19,968	25,038
Other expense	1,987	1,953
Earnings before income tax expense	17,981	23,085
Income tax expense	6,095	7,913
Net earnings	$11,886	$15,172

Diluted net earnings per common share	$0.37	$0.48

Adjusted EBITDA	$35,462	$36,081
Adjusted net earnings	$18,424	$19,622
Adjusted net earnings per common share	$0.58	$0.62

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

(b)Beginning in fiscal year 2016, the Company has renamed its SensoryEffects segment as Human Nutrition & Health, as this segment now includes encapsulates, choline, mineral amino acid chelates, specialized mineral salts, mineral complexes, and customized food and beverage solutions (the aforementioned three mineral product lines are contributions from the Albion International, Inc. acquisition). The Company believes that this segment name change provides more clarity as to the segment’s core businesses and strategies.

(c)Beginning in fiscal year 2016, the Specialty Products segment now also includes chelated minerals for the micronutrient agricultural market (this plant nutrition product line is a contribution from the Albion International, Inc. acquisition).

Segment Financial Results for the First Quarter of 2016:

The Human Nutrition & Health segment generated record first quarter sales of $71.6 million, an increase of $3.8 million or 5.6% compared to the prior year quarter. Net sales from the acquisition of the Albion business contributed $7.1 million of this overall increase, while sales of inclusions and encapsulated products increased 5.7% compared to the prior year quarter. Powder Systems sales were lower, impacted negatively by the mild winter weather and its impact on hot specialty beverage systems as well as year-over-year and sequential weakness at key customers in their end user sales. Record first quarter earnings from operations for this segment were $8.4 million, versus $7.7 million in the prior year comparable quarter, an increase of $0.7 million or 8.6%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $5.8 million and inventory valuation adjustments of $1.5 million relating to acquisition accounting, adjusted earnings from operations(a) for this segment were $15.7 million compared to $13.3 million in the prior year quarter, an increase of $2.4 million or 17.7%. Earnings

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from operations for the quarter were favorably impacted by an improved product mix, including from the Albion acquisition, and lower raw material costs.

The Animal Nutrition & Health segment sales of $39.2 million decreased 8.1% or $3.5 million on a 7.1% increase in volumes compared to the prior year quarter. The reduced sales were primarily due to lower average selling prices for products in the monogastric markets, as well as an unfavorable product mix, particularly for ruminant products. The lower monogastric average selling prices were primarily a function of reduced formula pricing resulting from lower raw material costs, along with the impact of foreign currency. There was notably strong global monogastric species volumes, and improved ruminant species volumes of ReaShure® both over the prior year quarter and sequentially, with continued market expansion of this industry-leading rumen-protected choline product, while other nutritional products are still being challenged by lower milk and milk protein prices. Earnings from operations for the ANH segment decreased 23.2% to $6.5 million as compared to $8.5 million in the prior year comparable quarter, an impact of the aforementioned lower sales and an unfavorable product mix, partially offset by cost decreases of key raw materials. Earnings from operations for the ANH segment increased $0.3 million, or 4.6%, sequentially from the fourth quarter 2015.

The Specialty Products segment generated record quarterly sales of $17.1 million, a $3.5 million or 26.1% increase from the comparable prior year quarter, with the Albion acquisition contributing substantially all of this overall increase. First quarter earnings from operations for this segment were $5.3 million, versus $5.7 million in the prior year comparable quarter, a decrease of $0.4 million or 7.2%. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.6 million and inventory valuation adjustments of $0.9 million relating to acquisition accounting, adjusted earnings from operations for this segment were $6.8 million compared to $5.8 million in the prior year quarter, an increase of $1.0 million or 16.4%.

The Industrial Products segment sales declined $13.6 million or 65.2% from the prior year comparable quarter, primarily due to significantly reduced volumes sold of choline and choline derivatives for oil and natural gas fracking in North America.  Additionally, average selling prices were lower as a result of pressures related to the industry activity downturn. Earnings from operations for the Industrial Products segment were $0.2 million, a reduction of $2.9 million compared with the prior year comparable quarter which was primarily a reflection of the aforementioned reduced volume and the lower average selling prices.

Consolidated gross margin for the quarter ended March 31, 2016 decreased 0.7% to $42.8 million, as compared to $43.1 million for the prior year comparable period. Gross margin as a percentage of sales increased to 31.7% as compared to 29.8% in the prior year comparative period. Adjusted gross margin(a) for the quarter ended March 31, 2016 increased 5.6% to $45.7 million, as compared to $43.3 million for the prior year comparable period. For the three months ended March 31, 2016, adjusted gross margin as a percentage of sales was 33.8% compared to 29.9% in the prior year comparative period. The improvement was primarily due to favorable product mix and lower raw material costs, which were partially offset by the impact of previously noted lower volumes. Operating (Selling, Research & Development, General & Administrative) expenses of $22.9 million for the first quarter were up significantly from the prior year comparable quarter principally due to the inclusion of Albion operating expenses, transaction and integration costs and amortization expense related to the aforementioned acquisition. Excluding net costs of $0.5 million for transaction, integration and a favorable legal settlement and non-cash operating expense

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associated with amortization of intangible assets of $6.8 million, operating expenses were $15.6 million, or 11.6% of sales.

Interest expense was $1.8 million in the first quarter of 2016, all of which related to the debt financing of the SensoryEffects and Albion acquisitions. Our effective tax rates for the three months ended March 31, 2016 and 2015 were 33.9% and 34.3%, respectively.

The Company continues to build a solid financial structure. Record first quarter cash flows provided by operating activities were $29.3 million for the quarter ended March 31, 2016, and diligent working capital controls continue to contribute strongly to the business performance. The $98.8 million of net working capital on March 31, 2016 included a cash balance of $39.2 million, which reflects scheduled principal payments on long-term debt of $8.8 million, dividends paid of $10.7 million and capital expenditures of $10.7 million in the first quarter of 2016. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “Our first quarter results once again reflect the ongoing top-line challenges we have been facing for several quarters, partially offset by strong margins and the accretive benefits of the Albion acquisition which we completed on February 1st. While the macroeconomic headwinds continue to present top-line challenges, particularly from the oil & gas markets in our Industrial Products segment and current low milk and milk protein prices in our Animal Nutrition & Health segment, we will continue to focus on driving our strategic growth initiatives, particularly in Human Nutrition & Health and Animal Nutrition & Health, through organic investments in new manufacturing capabilities and new product development.

Mr. Harris went on to add, “We are pleased with the contribution of Albion to our portfolio of science-driven health and wellness solutions and its contribution to our financial results in the first quarter.  We will continue to seek value creating acquisitions to augment our organic growth strategies.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, May 10, 2016, at 11:00 AM Eastern Time (ET) to review First Quarter 2016 results. Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Tuesday, May 24, 2016. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13636298.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health (formerly SensoryEffects); Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals

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to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2015. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Suzanne Hart, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)	6
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended March 31,
	2016	2015
Human Nutrition & Health	$71,555	$67,757
Animal Nutrition & Health	39,232	42,706
Specialty Products	17,117	13,579
Industrial Products	7,237	20,820
Total	$135,141	$144,862

Business Segment Earnings Before Income Taxes:
	Three Months Ended March 31,
	2016	2015
Human Nutrition & Health	$8,372	$7,706
Animal Nutrition & Health	6,535	8,510
Specialty Products	5,288	5,701
Industrial Products	234	3,121
Transaction costs, integration costs and legal settlement	(461)	-
Interest and other expense	(1,987)	(1,953)
Total	$17,981	$23,085

Selected Balance Sheet Items	March 31, 2016	December 31, 2015
Cash and Cash Equivalents	$39,172	$84,795
Accounts Receivable, net	69,365	60,485
Inventories	60,444	46,085
Other Current Assets	8,477	6,927
Total Current Assets	177,458	198,292

Property, Plant & Equipment, net	173,068	158,515
Goodwill	441,668	383,906
Intangible Assets With Finite Lives, net	173,769	134,911
Other Assets	4,263	4,062
Total Assets	$970,226	$879,686

Current Liabilities	$43,619	$46,120
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	317,350	260,963
Deferred Income Taxes	87,067	67,215
Long-Term Obligations	6,939	6,683
Total Liabilities	489,975	415,981

Stockholders’ Equity	480,251	463,705
Total Liabilities and Stockholders’ Equity	$970,226	$879,686

Balchem Corporation (NASDAQ:BCPC)	7
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities:
Net Earnings	$11,886	$15,172
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,016	10,026
Stock compensation expense	2,197	1,174
Other adjustments	188	107
Changes in assets and liabilities	4,036	119
Net cash provided by operating activities	29,323	26,598

Cash flow from investing activities:
Cash paid in acquisition, net of cash acquired	(110,601)	-
Capital expenditures and intangible assets acquired	(10,813)	(6,755)
Net cash used in investing activities	(121,414)	(6,755)

Cash flows from financing activities
Proceeds from long-term and revolving debt	65,000	-
Principal payments on long-term and revolving debt	(9,634)	(8,750)
Proceeds from stock options exercised	1,345	3,175
Excess tax benefits from stock compensation	483	2,488
Dividends paid	(10,727)	(9,251)
Other	(615)	-
Net cash provided by (used in) financing activities	45,852	(12,338)

Effect of exchange rate changes on cash	616	(1,179)

(Decrease) increase in cash and cash equivalents	(45,623)	6,326

Cash and cash equivalents, beginning of period	84,795	50,287
Cash and cash equivalents, end of period	$39,172	$56,613

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Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, and certain unallocated equity compensation. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, and adjusted EBITDA. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses and legal settlements, and the fair valuation of acquired inventory.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2016	2015

Reconciliation of adjusted gross margin

GAAP gross margin	$42,824	$43,130
Inventory valuation adjustment (1)	2,411	-
Amortization of intangible assets (2)	489	185
Adjusted gross margin	$45,724	$43,315

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	$19,968	$25,038
Inventory valuation adjustment (1)	2,411	-
Amortization of intangible assets (2)	7,241	6,614
Transaction costs, integration costs and legal settlement (3)	461	-
Adjusted earnings from operations	$30,081	$31,652

Reconciliation of adjusted net earnings

GAAP net earnings	$11,886	$15,172
Inventory valuation adjustment (1)	2,411	-
Amortization of intangible assets (2)	7,378	6,771
Transaction costs, integration costs and legal settlement (3)	461	-
Income tax adjustment (4)	(3,712)	(2,321)
Adjusted net earnings	$18,424	$19,622

Adjusted net earnings per common share – diluted	$0.58	$0.62

1 Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

2 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted

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by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

3 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

4 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2016 and 2015.

	Three Months Ended March 31,
	2016	2015
Net income - as reported	$11,886	$15,172
Add back:
Provision for income taxes	6,095	7,913
Other expense	1,987	1,953
Depreciation and amortization	10,879	9,869
EBITDA	30,847	34,907
Add back certain items:
Non-cash compensation expense related to equity awards	1,743	1,174
Transaction costs, integration costs and legal settlement	461	-
Inventory valuation adjustment	2,411	-
Adjusted EBITDA	$35,462	$36,081